News Release

Firsthand Technology Value Fund Holding Pivotal Systems Exploring IPO on Australian Securities Exchange

San Jose, CA, March 12, 2018 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Pivotal Systems (“Pivotal”) has engaged investment banks Moelis Australia and Shaw and Partners to explore a potential 2018 listing on the Australian Securities Exchange (“ASX”).

Pivotal supplies flow control solutions to the semiconductor industry, and is the Fund’s largest holding, representing 19.9% of the Fund’s net assets as of December 31, 2017. The Fund’s initial investment in Pivotal was made in 2012 and we have invested a total of $19.0 million in the company.

Pivotal is headquartered in Fremont, California and has production capabilities in China and Korea. The company’s future growth plans include expansion of operations in Asia and the United States, and entry into other large industrial markets where its intelligent sensing and control technologies offer advantages over existing solutions.

More details regarding a potential listing will be made public as they become available. No assurances can be given as to whether Pivotal will be able to list its shares, the prices at which a listing and later trading would occur or whether such a listing would mean that the value of the Fund’s holdings in Pivotal would increase.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

News Release

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

News Release

Contact:

Heather Hohlowski

Firsthand Capital Management, Inc.

(408) 624-9525

vc@firsthandtvf.com